SunAmerica Focused Alpha Growth Fund, Inc.
RESULTS OF ANNUAL SHAREHOLDER MEETING -- JUNE 30, 2007-- (unaudited)

The Annual Meeting of the Shareholders of the Fund (the Meeting) was held on April 25, 2007. At this meeting Dr. Judith L. Craven and William J. Shea were elected by shareholders to serve as the Class II Directors of the Fund for three-year terms, which expire at the annual meeting of shareholders to be held in 2010 and until their respective successors are duly elected and qualify.

The voting results of the Meeting to elect Dr. Judith L. Craven and William J. Shea to the Board are as follows:

	Election of Dr. Judith L. Craven to the Board of Directors

			For 		Withheld 	Total
Shares Voted .... 	17,912,482 	1,486,886 	19,399,368
	Election of William J. Shea to the Board of Directors
			For 		Withheld 	Total
Shares Voted .... 	17,942,242 	1,457,126 	19,399,368

The terms of office of Jeffrey S. Burum and William F. Devin
(Class I, term expiring 2009) and Samuel M. Eisenstat,
Stephen J. Gutman and Peter A. Harbeck (Class III, term expiring 2008) continued after the Meeting.